EXHIBIT 99.1

NEWS RELEASE DATED MAY 27, 2009

[CTA INTEGRATED COMMUNICATIONS]

♦NEWS♦

FOR RELEASE:  May 27, 2009

PetroHunter Energy Corporation Enters Into Definitive Agreement with Falcon Oil & Gas Ltd. for Sale of an
Interest in the Beetaloo Basin Project

Denver, Colo. – May 27, 2009 – PetroHunter Energy Corporation (OTC BB: PHUN) announced that it has entered into a binding agreement with Falcon Oil & Gas Ltd. (“Falcon”), a non-arm’s length party, under which PetroHunter will sell and assign to Falcon an undivided 25% working interest in PetroHunter’s four exploration permits covering seven million acres in the Beetaloo Basin of the Northern Territory, Australia.  As PetroHunter had sold a 50% working interest in this prospect to Falcon in September 2008, this will increase Falcon’s working interest to 75%.  Falcon’s Australian subsidiary will become the operator of the Beetaloo Basin project.

Under the terms of the agreement, Falcon will agree to relieve PetroHunter from the $5 million loan made in October 2008 and release the collateral securing that loan, assume current PetroHunter payables with respect to the Beetaloo Basin project in an amount not to exceed AUD$1.5 million (approximately US$1.18 million), and reassign Falcon’s 25% working interest in five wells (including the 40-acre tract surrounding each well) located in PetroHunter’s Buckskin Mesa project in the Piceance Basin in Rio Blanco County, Colorado, back to PetroHunter.   Falcon had acquired the 25% working interest in the five Buckskin Mesa wells in November 2008.  In addition, Falcon is assigning its rights to approximately $855,000 of completion capital remaining from the Buckskin Mesa project to PetroHunter.

In addition to transferring the additional 25% working interest, PetroHunter will assign to Falcon its Beetaloo project inventory and its operator cash bonds, and indemnify Falcon against claims and liabilities relating to plugging, abandonment and site reclamation costs for the five Buckskin Mesa wells.

This transaction will provide PetroHunter with access to 26.1 million shares of Falcon stock that had been unavailable for sale.  At the closing of this transaction, PetroHunter will place these shares in an escrow account which will provide for scheduled releases of the shares.

The closing of this transaction is subject to the fulfillment of certain closing conditions, as well as the receipt of all required regulatory approvals.  Closing of the transaction is expected to occur on or before June 10, 2009.

Shareholder Relationship and Director Relationship

Marc A. Bruner, the Chairman, CEO and President of Falcon, continues to be a significant shareholder of PetroHunter.  The negotiation and entering into of the non-binding letter of intent and the definitive agreements continue to be governed by a committee of the independent directors of Falcon.

Carmen J. Lotito, a director of PetroHunter, is a director of Falcon Oil & Gas Australia Pty Ltd., Falcon’s subsidiary that owns the existing 50% working interest.  PetroHunter has advised Falcon that Mr. Lotito abstained from voting when the PetroHunter Board of Directors voted to approve the agreement.

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiaries, PetroHunter Operating Company and Sweetpea Petroleum Pty Ltd, is a global oil and gas exploration and production company with primary assets consisting of various oil and gas leases and related interests, including approximately 20,000 net mineral acres in Colorado and an undivided 50% working interest in four Exploration Permits in the Northern Territory, Australia, consisting of approximately 7,000,000 net acres. For more information please visit www.petrohunterenergy.com.

About Falcon Oil & Gas Ltd.

Falcon Oil & Gas Ltd. is a British Columbia corporation in the business of oil and gas exploration and production. It has operations in Hungary through its wholly owned subsidiary TXM Oil and Gas Exploration, LLC, in Romania through its wholly owned subsidiary JVX Energy Corporation, in Colorado through its wholly owned subsidiary Falcon Oil & Gas USA, Inc., and in Australia through its wholly owned subsidiary Falcon Oil & Gas Australia Pty Ltd.  Further information about Falcon is available at www.falconoilandgas.com.

Contacts:
PetroHunter Energy Corporation
Corporate Address
1600 Stout Street, Suite 2000
Denver, Colorado 80202 USA
Phone (303) 572-8900, Fax (303) 889-8371

Kyle L. WhiteJohnson
Executive Vice President
(303) 572-8900

Investor Relations & Media Contact:
CTA Integrated Communications
Shirley Thompson, President & CEO
(303) 665-4200

Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.
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